Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Magnolia Oil & Gas Corporation of our report dated April 27, 2018, relating to the financial statements of Alta Mesa Eagle, LLC for the nine-month period ended September 30, 2015, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

August 28, 2018